Exhibit 99.1

Bristol West Reports Third Quarter 2006 Earnings and Announces a 14.3% Increase to Third Quarter Shareholder Dividend

          DAVIE, Fla., Nov. 1 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings, excluding the previously announced one-time non-cash pre-tax charge of $1.3 million associated with the refinancing of the Company’s credit facility, of $10.7 million, or $0.35 per average fully diluted share, for the quarter ended September 30, 2006.  Net income for the three months ended September 30, 2006 (which reflects this one-time charge) was $9.8 million or $0.32 cents per average fully diluted share.  The Company’s return on average equity for the twelve months ended September 30, 2006 was 12.7%.

          Net income for the three months ended September 30, 2006 was $9.8 million compared to $13.1 million for the three months ended September 30, 2005.  Diluted earnings per share for the three months ended September 30, 2006 were $0.32 compared to $0.41 for the three months ended September 30, 2005.  During the most recent quarter, the Company incurred a one-time non-cash pre-tax charge of $1.3 million due to the write-off of the unamortized portion of deferred financing costs in connection with the refinancing of the Company’s credit facility on July 31, 2006.  During the quarter ended September 30, 2005, the Company incurred pre-tax losses of $300,000 related to Hurricanes Katrina and Rita and pre-tax expenses of $1.3 million associated with previously reported regulatory inquiries concerning the Company’s reinsurance agreements.  Net income, excluding the after-tax effect of these items in the respective periods, was $10.7 million, or $0.35 per average fully diluted share, for the quarter ended September 30, 2006 compared to $14.1 million, or $0.44 per average fully diluted share, for the quarter ended September 30, 2005.

          Net income for the nine months ended September 30, 2006 was $31.3 million compared to $43.0 million for the nine months ended September 30, 2005.  Diluted earnings per share for the nine months ended September 30, 2006 were $1.02 compared to $1.33 for the nine months ended September 30, 2005.  During the nine months ended September 30, 2006, the Company incurred the aforementioned $1.3 million pre-tax charge associated with the refinancing of its credit facility, in addition to pre-tax losses of $430,000 associated with an extra-contractual verdict in California, $375,000 from hail storms in the Midwest, and $168,000 related to Hurricane Wilma.  During the nine months ended September 30, 2005, the Company incurred pre-tax losses of $300,000 related to Hurricanes Katrina and Rita, as well as $2.3 million of pre-tax expenses associated with the regulatory inquiries concerning the Company’s reinsurance agreements.  Net income, excluding the after-tax effect of these items in the respective periods, for the nine months ended September 30, 2006 was $32.8 million, or $1.06 per average fully diluted share, compared to $44.7 million, or $1.38 per average fully diluted share, for the nine months ended September 30, 2005.

          Jeffrey J. Dailey, the Company’s Chief Executive Officer, said, “The deployment of our new Select 2.0 product is well underway.  We have now deployed our Select 2.0 product in eight states and expect to conclude deployment in 19 of our 21 states by the end of the second quarter of 2007.  We are delighted with the success we are seeing with this product:  in the aggregate, in states where it has been introduced, we profitably grew our gross writings in the quarter by 35% compared to the third quarter of 2005.”

          Highlights

-

On November 1, 2006, the Company’s Board of Directors approved an increase to 8 cents per share in the Company’s third quarter dividend that is payable on November 22, 2006 to shareholders of record on November 8, 2006.

-

Processed written premium, or premium written before the adjustment for expected cancellations, increased by 1% in the quarter compared to the third quarter of 2005.  This is the first quarter since the third quarter of 2004 that the Company has reported growth in processed written premium.

-

As previously announced, the Company completed the refinancing of its credit facility and increased the amount of its term loan on July 31, 2006.  Under the new credit facility, the Company expects to save almost $1 million per year in interest and fees on the refinanced portion.

-	During the third quarter of 2006, the Company introduced its new Select 2.0 product in Florida, South Carolina, and Wisconsin. Market reception and underwriting results to date have been positive.

-

The Company increased the number of agencies and brokerages with which it does business by 240 in the most recent quarter to approximately 8,700 as of September 30, 2006 compared to 8,460 as of June 30, 2006;

-

The Company repurchased 249,777 shares of its common stock during the quarter at a cost of $3.8 million, which completed the $20 million stock repurchase program authorized by the Company’s Board of Directors on October 28, 2005.

          Written Premium and Fees

          Gross written premium was $146.1 million for the quarter ended September 30, 2006 compared to $148.1 million for the same quarter of 2005, a decline of $2.0 million, or 1%.  The change in expected policy cancellations contributed $0.1 million, or less than 1%, to gross written premium in the third quarter of 2006 compared to $3.9 million, or 3%, in the comparable quarter of 2005.  The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn.  Gross written premium, exclusive of these changes in the provision for expected cancellations, increased $1.8 million, or 1%, to $146.0 million for the quarter ended September 30, 2006 compared to $144.2 million for the comparable quarter of 2005.  For the third quarter of 2006 compared to the third quarter of 2005, gross written premium, excluding California, grew $10.1 million, or 13% in the aggregate, and grew in six of the Company’s top ten states, including significant increases in Florida and Texas of 23% and 75%, respectively.

          Gross written premium was $446.4 million for the nine months ended September 30, 2006 compared to $476.3 million for the corresponding period of 2005, a decline of 6%.  The change in expected policy cancellations added $1.9 million, or less than 1%, to gross written premium for the nine months ended September 30, 2006 compared to $12.2 million, or 3%, for the comparable period of 2005.  Gross written premium, exclusive of these changes in the provision for expected cancellations, declined $19.6 million, or 4%, to $444.5 million for the nine months ended September 30, 2006 compared to $464.1 million for the comparable period of 2005.  Written premium in California and Michigan declined by $35.3 million and $9.7 million, respectively, for the nine months ended September 30, 2006 compared to the same period of 2005.  Outside of these two states, gross written premium grew $25.4 million, or 14% in the aggregate, for the nine months ended September 30, 2006 compared to the comparable period of 2005.

          Net written premium was $143.8 million for the quarter ended September 30, 2006 compared to $130.9 million for the comparable quarter of 2005, an increase of $12.9 million.  Net written premium for the quarter ended September 30, 2005 was reduced by $14.4 million as a result of a 10% quota share reinsurance agreement.  The Company had no similar agreement in 2006.

          Net written premium was $457.7 million for the nine months ended September 30, 2006 compared to $528.0 million for the comparable period of 2005, a decrease of $70.3 million.  The Company terminated quota share reinsurance agreements effective January 1, 2006 and January 1, 2005, each on a cut off basis.  The terminations resulted in an increase in net written premium in the nine months ended September 30, 2006 and 2005 of $18.3 million and $106.3 million, respectively.  In addition, net written premium for the nine months ended September 30, 2005 was reduced by $46.8 million as a result of a 10% quota share reinsurance agreement.  The Company had no similar agreement in 2006.

          Fee income was $13.6 million for the quarter ended September 30, 2006 compared to $14.9 million for the quarter ended September 30, 2005, a decline of $1.3 million.  Fee income decreased to $40.9 million for the nine months ended September 30, 2006 from $49.2 million for the comparable period of 2005.  The declines in fee income were largely the result of the decline in California business, where the fee percentage is higher than in other states on average, and a reduction in installment fees.  A greater percentage of the Company’s customers are signing up for electronic funds transfer (“EFT”) payment plans, on which the Company charges lower installment fees.  The EFT business is more persistent, has lower loss costs and is less expensive to administer.

          Net Investment Income

          Net investment income increased 27% to $5.6 million for the quarter ended September 30, 2006 from $4.4 million for the quarter ended September 30, 2005.  For the nine months ended September 30, 2006, net investment income increased 26% to $15.7 million from $12.5 million for the comparable period of 2005.  The increases in net investment income were due to the increased size of the investment portfolio and higher investment yields in the third quarter and first nine months of 2006 compared to the same periods of 2005.

          Earnings Before Taxes and Income Taxes

          Income before taxes was $14.9 million for the quarter ended September 30, 2006 compared to $20.5 million for the quarter ended September 30, 2005.  For the nine months ended September 30, 2006, income before taxes was $47.7 million compared to $67.5 million for the corresponding period of 2005.

          Federal and state income taxes were $5.1 million for the quarter ended September 30, 2006 compared to $7.4 million for the quarter ended September 30, 2005.  Federal and state income taxes were $16.4 million for the nine months ended September 30, 2006, representing an effective tax rate of 34.3%, down from $24.5 million and an effective tax rate of 36.25% for the corresponding period of 2005.

          Key Ratios

          The Company’s combined ratio was 91.5% for the third quarter of 2006 compared to 88.0% for the same quarter of 2005.  The loss ratio was 67.2% for the third quarter of 2006 compared to 65.5% for the third quarter of 2005, an increase of 1.7 points.  Approximately 0.8 points of the increase in the loss ratio was the result of $1.1 million of adverse development on loss and loss adjustment expense reserves during the third quarter of 2006 compared to less than $100,000 during the third quarter of 2005.  The expense ratio was 24.3% for the third quarter of 2006 compared to 22.5% for the same quarter of 2005, an increase of 1.8 points.  The commission ratio was higher by 1.5 points principally due to the favorable impact of the Company’s quota share reinsurance on the commission ratio during the third quarter of 2005.  The Company had no quota share reinsurance in 2006.  Lower fee and other income during the third quarter of 2006 compared to the same quarter of 2005 accounted for 0.6 points of the increase.  These items were somewhat offset by the ratio of company expenses to net earned premium which was 0.3 points lower during the third quarter of 2006 compared to the same quarter of 2005.

          The Company’s combined ratio for the nine months ended September 30, 2006 was 91.4% compared to 87.3% for the corresponding period of 2005.  The loss ratio was 67.5% for the nine months ended September 30, 2006 compared to 66.3% for the comparable period of 2005.  The Company experienced slightly higher loss costs relative to net earned premium during the first nine months of 2006 compared to the first nine months of 2005, as well as 0.4 points of adverse development on loss and loss adjustment expense reserves partially attributed to Hurricane Wilma claims from 2005.  The expense ratio was 23.9% for the nine months ended September 30, 2006 compared to 21.0% for the comparable period of 2005, an increase of 2.9 points.  For the nine months ended September 30, 2006 compared to the same period of 2005, the ratio of fee and other income to net earned premium was lower by 1.2 points, the ratio of company expenses to net earned premium was higher by 0.9 points, and the ratio of commissions to net earned premium was higher by 0.8 points.  The increase in the commission ratio was due to the ceding commission on the 10% quota share reinsurance agreement earned in 2005 but not in 2006.  The reinsurance agreement was terminated effective January 1, 2006.

          Regulatory Inquiries

          As previously reported, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities and Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements.  The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

          All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements.  Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

          Common Stock Repurchases

          During the third quarter of 2006, the Company completed the $20 million stock repurchase program authorized by the Board of Directors on October 28, 2005 with the repurchase of 249,777 shares of its common stock at a total cost of $3.8 million, or an average cost of $15.18 per share.  For the nine months ended September 30, 2006, the Company repurchased 1,117,277 shares of its common stock at a total cost of $19.0 million, or an average cost of $17.05 per share.

          About Bristol West

          Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states.  Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

          For more information about Bristol West, please visit our website, www.bristolwest.com.

          Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions.  Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management.  Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include those factors that are more particularly described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the heading “Item 1A.  Risk Factors.”  We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues
Gross written premium	$146,063	$148,127	$446,437	$476,257
Net written premium	143,801	130,908	457,660	528,045
Gross earned premium	146,617	158,388	441,171	494,365

Net earned premium	$144,220	$142,571	$433,788	$459,566
Net investment income	5,616	4,435	15,681	12,470
Realized (loss) gain on investments, net	(14)	9	29	(17)
Policy service fee revenue	13,607	14,877	40,877	49,155
Other income	1,217	684	2,701	2,110
Total revenues	164,646	162,576	493,076	523,284

Expenses
Losses and loss adjustment expenses incurred	96,918	93,410	292,853	304,728
Commissions and other underwriting expenses	38,803	37,236	114,765	118,847
Other operating and general expenses (a)	11,122	10,337	32,389	29,146
Interest expense	1,565	1,069	4,052	3,071
Extinguishment of debt	1,311	—	1,311	—
Total costs and expenses	149,719	142,052	445,370	455,792

Income before income taxes	14,927	20,524	47,706	67,492

Income taxes	5,120	7,440	16,363	24,466

Net income	$9,807	$13,084	$31,343	$43,026

Basic earnings per share	$0.34	$0.43	$1.07	$1.39
Diluted earnings per share	$0.32	$0.41	$1.02	$1.33

Weighted average common shares outstanding	28,928,833	30,314,772	29,319,173	30,930,716
Weighted average common shares outstanding including potentially dilutive common shares	30,400,106	31,783,980	30,838,839	32,375,065

Loss ratio	67.2%	65.5%	67.5%	66.3%
Expense ratio (a)	24.3%	22.5%	23.9%	21.0%
Combined ratio	91.5%	88.0%	91.4%	87.3%

(a)

Per SEC Staff Accounting Bulletin 107, Topic 14.F, “Classification of Compensation Expense Associated with Share-Based Payment Arrangements,” stock-based compensation expense should be presented in the same lines as cash compensation.  As such, stock-based compensation is no longer presented separately, and our expense ratio now includes this expense item.  Prior period amounts have been reclassified to conform to the 2006 presentation.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	September 30, 2006	December 31, 2005

Assets
Total investments	$488,503	$454,872
Cash and cash equivalents	41,422	32,399
Reinsurance receivables	29,353	61,658
Receivables, net	176,893	169,189
Goodwill	101,546	101,546
Other assets	76,363	73,692
Total assets	$914,080	$893,356

Liabilities and Stockholders’ Equity
Total policy liabilities	$417,792	$406,805
Reinsurance payables	3,094	30,590
Accounts payable and other liabilities	45,211	49,081
Long-term debt	100,000	69,925
Total liabilities	566,097	556,401

Total stockholders’ equity	347,983	336,955
Total liabilities and stockholders’ equity	$914,080	$893,356

Book value per share	$11.78	$11.13

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended September 30,			Nine months ended September 30,
			%			%
State	2006	2005	Change	2006	2005	Change

California	$55.7	$64.1	-13.1%	$184.6	$219.9	-16.1%
Florida	26.9	21.9	22.8%	74.9	69.9	7.2%
Michigan	17.1	21.1	-19.0%	54.2	63.9	-15.2%
Texas	10.0	5.7	75.4%	22.0	17.5	25.7%
South Carolina	6.7	5.3	26.4%	18.7	15.3	22.2%
Pennsylvania	6.0	4.6	30.4%	19.1	12.1	57.9%
Colorado	3.4	2.2	54.5%	8.2	5.7	43.9%
New Hampshire	3.3	3.8	-13.2%	10.7	11.8	-9.3%
Maine	3.1	3.7	-16.2%	9.4	10.8	-13.0%
Virginia	2.6	2.2	18.2%	8.6	6.9	24.6%
All Other (includes 11 states)	11.2	9.6	16.7%	34.1	30.3	12.5%
Gross written premium, before change in expected policy cancellation provision	$146.0	$144.2	1.2%	$444.5	$464.1	-4.2%

Change in expected policy cancellation provision	0.1	3.9	n/m	1.9	12.2	n/m

Gross written premium	$146.1	$148.1	-1.4%	$446.4	$476.3	-6.3%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Underwriting Results Before Reinsurance
Revenues
Gross earned premium	$146,617	$158,388	$441,171	$494,365

Expenses
Losses and loss adjustment expenses incurred	101,132	104,372	307,191	329,041
Commissions	21,986	23,460	65,244	73,303
Other underwriting expenses	16,813	17,717	49,451	53,562
Other operating and general expenses	11,122	10,337	32,389	29,146
Total underwriting expenses	151,053	155,886	454,275	485,052
Gross underwriting result	(4,436)	2,502	(13,104)	9,313
Policy service fee revenue and other income	14,824	15,561	43,578	51,265
Pretax underwriting income	$10,388	$18,063	$30,474	$60,578

Gross loss ratio	69.0%	65.9%	69.6%	66.6%
Gross expense ratio	23.9%	22.7%	23.5%	21.2%
Gross combined ratio	92.9%	88.6%	93.1%	87.8%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$2,397	$15,817	$7,383	$34,799

Expenses
Ceded losses and loss adjustment expenses incurred	4,214	10,962	14,338	24,313
Ceding commissions	(4)	3,941	(70)	8,018
Total underwriting expenses	4,210	14,903	14,268	32,331
Ceded underwriting (loss) income	$(1,813)	$914	$(6,885)	$2,468

Ceded loss ratio	175.8%	69.3%	194.2%	69.9%
Ceded expense ratio	-0.2%	24.9%	-0.9%	23.0%
Ceded combined ratio	175.6%	94.2%	193.3%	92.9%

Net Underwriting Results

Revenues
Net earned premium	$144,220	$142,571	$433,788	$459,566

Expenses
Net losses and loss adjustment expenses incurred	96,918	93,410	292,853	304,728
Commissions - net of reinsurance	21,990	19,519	65,314	65,285
Other underwriting expenses	16,813	17,717	49,451	53,562
Other operating and general expenses	11,122	10,337	32,389	29,146
Total underwriting expenses	146,843	140,983	440,007	452,721

Net underwriting result	(2,623)	1,588	(6,219)	6,845
Policy service fee revenue and other income	14,824	15,561	43,578	51,265
Pretax underwriting income	$12,201	$17,149	$37,359	$58,110

Net loss ratio	67.2%	65.5%	67.5%	66.3%
Net expense ratio	24.3%	22.5%	23.9%	21.0%
Net combined ratio	91.5%	88.0%	91.4%	87.3%

	September 30,

	2006	2005

Reinsurance Balances
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$26,489	$24,994
Prepaid reinsurance	2,864	22,013
Ceding commission receivable	—	7,977
Reinsurance payables	3,094	(30,207)
Net balance	$32,447	$24,777

SOURCE  Bristol West Holdings, Inc.
          -0-                                                  11/01/2006
          /CONTACT:  Craig Eisenacher of Bristol West Holdings, Inc., +1-954-316-5192/
          /FCMN Contact: monikah.ogando@bristolwest.com /
          /Web site:  http://www.bristolwest.com /
          (BRW)